Filed Pursuant to Rule 433
Registration Statement No. 333-189896

Pricing Term Sheet República Oriental del Uruguay 4.375% USD Bonds due 2027 (the “Bonds”) Final Terms and Conditions As of October 19, 2015
Issuer	República Oriental del Uruguay
Title	4.375% USD Bonds due 2027
Principal Amount	U.S.$1,700,000,000
Maturity Date	October 27, 2027
Pricing Date	October 19, 2015
Settlement Date	October 27, 2015 (T+6)
Public Offering Price	99.140% of the principal amount, plus accrued interest, if any, from October 27, 2015
Yield to Maturity	4.468%
Yield to Average Life	4.475%
Interest	4.375% per year, payable semi-annually in arrears in US dollars
Payments of Interest

Interest will be paid semi-annually in arrears on April 27 and October 27 of each year, commencing on April 27, 2016. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

Payments of Principal	Principal will be repaid in three nominally equal installments on October 27, 2025, October 27, 2026 and at maturity.
Denominations	$1.00 x $1.00

Distribution	SEC Registered
CUSIP / ISIN	760942BB7 / US760942BB71
Governing Law	New York

Listing	Application will be made to admit the Bonds to the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.
Joint Bookrunners	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Itau BBA USA Securities, Inc.

The following additional information of Uruguay and regarding the securities is available from the SEC’s website and also accompanies this free-writing prospectus:

http://www.sec.gov/Archives/edgar/data/102385/000090342315000592/rou424b3_1019.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342315000589/rou424.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342315000532/rou-18k_0826.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342315000590/rou-18ka1_1019.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342315000591/rou-18ka2_1019.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342315000593/repofuruguay-fwp_1019.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Citigroup Global Markets Inc. at +1-800-831-9146, HSBC Securities (USA) Inc. at +1-866-811-8049 or Itau BBA USA Securities, Inc. at +1-888-770-4828.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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